EXHIBIT 99
PRESS RELEASE DATED JULY 27, 2011

Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2011 RESULTS
NOTABLE ITEMS INCLUDE:
•	10.0% INCREASE IN EARNINGS PER SHARE FOR THE QUARTER AND 27.8% FOR THE SIX MONTHS OVER THE COMPARABLE PERIODS IN 2010

•	LOAN PRODUCTION REMAINS STRONG AS LOANS HELD FOR INVESTMENT, NET, INCREASED 9.0% DURING THE SIX MONTHS TO $902 MILLION

•	DEPOSITS INCREASE 5.5% FOR THE SIX MONTHS TO $1.449 BILLION

•	NON-ACCRUING LOANS DECREASE FROM DECEMBER 31, 2010 TO $56.0 MILLION, AND REMAIN STABLE FROM MARCH 31, 2011

•	ACCRUING LOANS 30 TO 89 DAYS DELINQUENT CONTINUE TO DECLINE FOR THE QUARTER AND THE SIX MONTHS ENDED JUNE 30, 2011

•	CAPITAL REMAINS STRONG AT OVER 17% OF TOTAL ASSETS

•	DECLARATION OF A $0.06 PER SHARE CASH DIVIDEND
AVENEL, NEW JERSEY, JULY 27, 2011....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK-News), ), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.11 and $0.23 for the quarter and six months ended June 30, 2011, respectively as compared to $0.10 and $0.18 for the quarter and six months ended June 30, 2010, respectively.
“Northfield is pleased to report continued strong financial results. In addition to excellent earnings, we finished the quarter with strong capital, and strong liquidity,” said Chairman and CEO, John Alexander. “The demand for loans has been good with total loans increasing nine percent for the first six months of this year. Credit quality continues to improve as approximately 50% of our nonperforming loans are performing in accordance with either original or restructured terms. We continue to experience low loan charge-offs which reflects the strong underwriting and collateral support in our portfolio, and loans that are accruing but are 30-89 days delinquent continue to decline. These signs are encouraging particularly in an economic environment where unemployment remains high, the local economy remains sluggish, and the world economy is in turmoil.”
Mr. Alexander continued, “In addition to strong core earnings, during the quarter we again reported substantial gains on securities transactions resulting from the disposition of securities to fund loan growth, from disposing of small balance securities to improve execution, or from taking advantage of pricing opportunities in the market.”
“We also have worked aggressively to expand our deposit base and the footprint of our franchise. Year to date our deposits have increased over five percent. We now have 21 branches in our retail network following the opening of our newest Brooklyn branch in early June. Our expansion continues with three branches in development in Brooklyn, one in Staten Island, and two in New Jersey.”
Mr. Alexander continued, “I am pleased to announce that the Board of Directors has declared a quarterly cash dividend of $0.06 per common share, payable on August 24, 2011, to stockholders of record as of August 10, 2011.”

Financial Condition
Total assets increased $60.4 million, or 2.7%, to $2.3 billion at June 30, 2011, from $2.2 billion at December 31, 2010. The increase was primarily attributable to increases in loans held for investment, net, of $75.0 million, or 9.1%, and interest-bearing deposits in other financial institutions of $18.2 million, or 53.5%. These increases were partially offset by decreases in securities available for sale, held to maturity securities, loans held for sale, Federal Home Loan Bank of New York, stock, and accrued interest receivable.
Loans held for investment, net, totaled $902.6 million at June 30, 2011, as compared to $827.6 million at December 31, 2010. The increase was primarily in multi-family real estate loans, which increased $74.5 million, or 26.3%, to $358.1 million at June 30, 2011, from $283.6 million at December 31, 2010. Insurance premium loans increased $14.5 million, or 32.6%, to $59.0 million, and home equity loans increased $2.1 million, or 7.4%, to $30.2 million at June 30, 2011. These increases were partially offset by decreases in commercial real estate, one-to-four family residential, land and construction, and commercial and industrial loans. Currently, management is focused on originating multi-family loans, with less emphasis on other loan types.
The Company’s securities portfolio totaled $1.2 billion at June 30, 2011, compared to $1.3 billion at December 31, 2010. At June 30, 2011, $1.1 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $48.3 million and an estimated fair value of $49.8 million at June 30, 2011. These private label securities were in a net unrealized gain position of $1.5 million at June 30, 2011, consisting of gross unrealized gains of $2.3 million and gross unrealized losses of $759,000. In addition to the above mortgage-backed securities, the Company held $104.5 million in securities issued by corporate entities which were all rated investment grade at June 30, 2011, and $9.2 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds..
Of the $48.3 million of private label securities, two securities with an estimated fair value of $9.0 million (amortized cost of $9.8 million) were rated less than investment grade at June 30, 2011. One of the two securities was rated CC and the other security was rated Caa2. The ratings of the securities detailed above represent the lowest rating for each security received from the rating agencies of Moody’s, Standard & Poor’s, and Fitch. The Company continues to receive principal and interest payments in accordance with the contractual terms of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for the securities rated rate below investment grade at June 30, 2011. As a result of management’s evaluation of these securities, the Company recognized other-than-temporary impairment of $991,000 on the securities rated below investment grade for the quarter ended June 30, 2011. Since management does not have the intent to sell the security, and believes it is more likely than not that the Company will not be required to sell the security, before its anticipated recovery, the credit component of $248,000 was recognized in earnings for the quarter ended June 30, 2011, and the non-credit component of $743,000 was recorded as a component of accumulated other comprehensive income, net of tax. All other losses within the Company’s investment portfolio were deemed to be temporary at June 30, 2011, and as such, were recorded as a component of accumulated other comprehensive income, net of tax.
During the three months ended March 31, 2011, the Company recognized an other-than-temporary impairment charge on an equity investment in a mutual fund. The investment had been in a continuous loss position for approximately ten months, and as a result of management’s evaluation of this security, the Company believed that the unrealized loss of $161,000 was other-than-temporary, and as such, recognized this charge in earnings during the three months ended March 31, 2011. There was no further impairment during the three months ended June 30, 2011.
Interest-bearing deposits in other financial institutions totaled $52.2 million at June 30, 2011, as compared to $34.0 million at December 31, 2010. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.
Total liabilities increased $59.0 million from December 31, 2010. The increase was primarily attributable to an increase in deposits of $75.7 million, or 5.5%, and an increase in borrowings of $53.3 million, or 13.6%, partially offset by a decrease of $70.7 million in amounts due to securities brokers for securities purchased but not settled at period end.

The increase in deposits for the six months ended June 30, 2011 was due in part to an increase of certificates of deposit (issued by the Bank) of $92.7 million, or 19.1% as compared to December 31, 2010. In addition, transaction accounts increased $18.5 million, or 9.9%, from December 31, 2010 to June 30, 2011. These increases were partially offset by a decrease of $5.2 million in total savings deposits, and a decrease of $30.2 million in short-term certificates of deposit originated through the CDARS® Network. Deposits originated through the CDARS® Network totaled $38.2 million at June 30, 2011, and $68.4 million at December 31, 2010. The Company utilizes the CDARS® Network as a cost effective alternative to other short-term funding sources. The increase in borrowings was primarily the result of the Company taking advantage of the current lower interest rate market to reduce interest rate risk, partially offset by maturities during the six months ended June 30, 2011. The decrease in due to securities brokers was the result of their not being any security purchases occurring prior to June 30, 2011, and settling after quarter end, as compared to $70.7 million at December 31, 2010.
Total stockholders’ equity increased by $1.5 million to $398.2 million at June 30, 2011, from $396.7 million at December 31, 2010. The increase was primarily due to net income of $9.3 million for the six months ended June 30, 2011, and an increase of $1.8 million in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards, and an increase in accumulated other comprehensive income of $4.7 million for the six months ended June 30, 2011. These increases were partially offset by $12.8 million in stock repurchases and the payment of approximately $1.8 million in cash dividends.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.57%, June 30, 2011. The Bank’s total risk-based capital ratio was approximately 27.51% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc’s consolidated average total equity as a percentage of average total assets was 17.35% for the six months ended June 30, 2011, as compared to 19.11% for the six months ended June 30, 2010.
Asset Quality
Nonperforming loans totaled $58.0 million (6.4% of total loans) as compared to $56.7 million (6.6% of total loans) at March 31, 2011, $60.9 million (7.4% of total loans) at December 31, 2010, $55.4 million (6.9% of total loans) at September 30, 2010, and $51.5 million (6.7% of total loans) at June 30, 2010. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2011	2011	2010	2010	2010
Non-accruing loans	$29,036	31,662	39,303	37,882	34,007
Non-accruing loans subject to restructuring agreements	26,994	24,136	19,978	17,261	17,417

Total non-accruing loans	56,030	55,798	59,281	55,143	51,424
Loans 90 days or more past due and still accruing	1,987	876	1,609	248	77

Total non-performing loans	58,017	56,674	60,890	55,391	51,501
Other real estate owned	118	521	171	171	1,362

Total non-performing assets	$58,135	57,195	61,061	55,562	52,863

Loans subject to restructuring agreements and still accruing	$15,622	12,259	11,198	11,218	10,708
Accruing loans 30 to 89 days delinquent	$14,169	14,551	19,798	35,190	30,619
Total Non-Accruing Loans
Total non-accruing loans decreased $3.3 million, to $56.0 million at June 30, 2011, from $59.3 million at December 31, 2010. This decrease was primarily attributable to the following loan types being returned to accrual status during the six months ended June 30, 2011: $1.8 million of multifamily loans, $942,000 of commercial real estate loans, and $332,000 of one-to-four family residential loans. Loans returned to accrual status were current as to principal and interest, and factors indicating doubtful collection no longer existed, including the borrower’s performance under the original loan terms for at least six months. Non-accrual loans also decreased as a result of a $612,000 of pay-offs, the transfer of a $376,000 commercial real estate loan to other real estate owned, an additional $1.4 million of charge-offs being recorded on existing and new non-accrual loans, and principal pay-downs of approximately $2.6 million. The above decreases in non-accruing loans during the six months ended June 30, 2011, were partially offset by the following loan types being placed on non-accrual status during the six months ended June 30, 2011: $1.9 million of commercial real estate loans, $676,000 of commercial and industrial loans, $405,000 of construction and land loans, home equity loans of $155,000, and $1.7 million of one-to-four family loans.
Delinquency Status of Total Non-accruing Loans
Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be in a non-accruing status.
The following tables detail the delinquency status of non-accruing loans at June 30, 2011 and December 31, 2010 (dollars in thousands).

	June 30, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$25,237	3,986	15,647	44,870
One -to- four family residential	152	412	2,086	2,650
Construction and land	2,456	—	875	3,331
Multifamily	—	—	3,001	3,001
Home equity and lines of credit	—	—	337	337
Commercial and industrial loans	552	—	1,232	1,784
Insurance premium loans	—	—	57	57

Total non-accruing loans	$28,397	4,398	23,235	56,030

	December 31, 2010
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$13,679	15,050	17,659	46,388
One -to- four family residential	135	770	370	1,275
Construction and land	2,152	1,860	1,110	5,122
Multifamily	1,824	927	2,112	4,863
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	267	1,056	1,323
Insurance premium loans	—	—	129	129

Total non-accruing loans	$17,790	18,874	22,617	59,281

Loans Subject to Restructuring Agreements
Included in non-accruing loans are loans subject to restructuring agreements totaling $27.0 million and $20.0 million at June 30, 2011, and December 31, 2010, respectively. At June 30, 2011, $25.5 million, or 94.4% of the $27.0 million were performing in accordance with their restructured terms.

The Company also holds loans subject to restructuring agreements, and still accruing, which totaled $15.6 million and $11.2 million at June 30, 2011 and December 31, 2010, respectively. At June 30, 2011, $14.1 million, or 90.0% of the $15.6 million were performing in accordance with their restructured terms.
The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of June 30, 2011 and December 31, 2010 (dollars in thousands).

	At June 30, 2011		At December 31, 2010
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$22,998	$10,770	$13,138	$7,879
One- to four-family residential	498	2,388	—	1,750
Construction and land	2,456	—	4,012	—
Multifamily	491	1,561	2,327	1,569
Commercial and industrial	551	903	501	—

Total	$26,994	$15,622	$19,978	$11,198

Performing in accordance with restructured terms	94.40%	90.00%	61.03%	100.00%

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned
Loans 90 days or more past due and still accruing increased $378,000 from $1.6 million at December 31, 2010 to $2.0 million at June 30, 2011. Loans 90 days or more past due and still accruing at June 30, 2011, are considered well-secured and in the process of collection. Of the $2.0 million, $1.5 million made payments on July, 1, 2011, and $496,000 was past maturity, paying interest in accordance with original loan terms, and in the process of renewal.
Other real estate owned amounted to $118,000 at June 30, 2011, as compared to $171,000 at December 31, 2010.
Delinquency Status of Accruing Loans 30-89 Days Delinquent
Loans 30 to 89 days delinquent and on accrual status at June 30, 2011, totaled $14.2 million, a decrease of $5.6 million, from the December 31, 2010 balance of $19.8 million. The following tables set forth delinquencies for accruing loans by type and by amount at June 30, 2011 and December 31, 2010 (dollars in thousands).

	June 30, 2011
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$7,552	$496	$8,048
One- to four-family residential	1,586	—	1,586
Construction and land	500	—	500
Multifamily	3,704	—	3,704
Home equity and lines of credit	94	1,491	1,585
Commercial and industrial loans	137	—	137
Insurance premium loans	527	—	527
Other loans	69	—	69

Total delinquent accruing loans	$14,169	$1,987	$16,156

	December 31, 2010
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$8,970	$—	$8,970
One- to four-family residential	2,575	1,108	3,683
Construction and land	499	404	903
Multifamily	6,194	—	6,194
Home equity and lines of credit	262	59	321
Commercial and industrial loans	536	38	574
Insurance premium loans	660	—	660
Other loans	102	—	102

Total delinquent accruing loans	$19,798	$1,609	$21,407

Results of Operations
Comparison of Operating Results for the Three Months Ended June 30, 2011 and 2010
Net income increased $161,000, or 3.9%, to $4.3 million for the quarter ended June 30, 2011, as compared to $4.2 million for the quarter ended June 30, 2010, due primarily to an increase of $324,000 in non-interest income, and a $1.0 million decrease in the provision for loan losses, partially offset by a decrease in net interest income of $88,000 and an increase of $1.1 million in non-interest expense.
Net interest income decreased $88,000, or 0.6%, as interest-earning assets increased by 10.7% to $2.2 billion, and the net interest margin decreased 10.2%, to 2.90%. The general decline in interest rates has resulted in yields earned on interest earning assets declining 35 basis points to 4.12% for the current quarter as compared to 4.47% for the prior year comparable period, while rates paid on interest-bearing liabilities decreased 9 basis points to 1.47% for the current quarter as compared to 1.56% for the prior year comparable period. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $119.1 million and $239.6 million in mortgage-backed securities, partially offset by decreases in other securities and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $324,000, or 17.4%, to $2.2 million for the quarter ended June 30, 2011, as compared to $1.9 million for the quarter ended June 30, 2010. This increase was primarily a result of a $101,000 increase in gains on security sales, with $886,000 in gains on security sales for the current year quarter as compared to $785,000 for the comparable quarter in 2010, a $114,000 increase in fees and service charges for customer services, a $208,000 decrease in trading losses on securities maintained in the Company’s deferred compensation plan, and a $232,000 increase of income earned on bank owned life insurance, generated by increased cash surrender values, primarily resulting from higher levels of bank owned life insurance. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry. These increases were partially offset by a $248,000 other-than-temporary credit impairment charge recognized on two private label mortgage-backed securities, and a decrease of $83,000 in other income.
Non-interest expense increased $1.1 million, or 13.3%, for the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2010, due primarily to compensation and employee benefits expense increasing $840,000 which resulted primarily from increases in employees related to additional branch and operations personnel, and to a lesser extent, salary adjustments effective January 1, 2011. Occupancy expense increased $142,000, or 12.0%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. Professional fees increased $153,000, over the same time period, primarily due to increased costs related to loan workouts.
The provision for loan losses was $1.8 million for the quarter ended June 30, 2011; a decrease of $1.0 million, or 37.5%, from the $2.8 million provision recorded in the quarter ended June 30, 2010. The decrease in the provision for loan losses in the current quarter was due primarily to a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans, and decreased levels of delinquencies. During the quarter ended June 30, 2011, the Company recorded net charge-offs of $245,000 compared to net charge-offs of $822,000 for the quarter ended June 30, 2010.
The Company recorded income tax expense of $2.3 million for the quarters ended June 30, 2011, and 2010. The effective tax rate for the quarter ended June 30, 2011, was 35.0%, as compared to 35.9% for the quarter ended June 30, 2010. The decrease in the effective tax rate was primarily a result of an increase in bank owned life insurance income.
Comparison of Operating Results for the Six Months Ended June 30, 2011 and 2010
Net income increased $1.8 million, or 23.1%, to $9.3 million for the six months ended June 30, 2011, as compared to $7.6 million for the six months ended June 30, 2010, due primarily to an increase of $1.7 million in non-interest income, an increase in net interest income of $1.1 million, and a $1.6 million decrease in the provision for loan losses, partially offset by an increase of $2.0 million in non-interest expense, and an increase of $746,000 in income tax expense.
Net interest income increased $1.1 million, or 3.7%, as interest-earning assets increased by 9.8% to $2.2 billion, and the net interest margin decreased 5.7%, to 2.96%. The general decline in interest rates has resulted in yields earned on interest earning assets declining 26 basis points to 4.17% for the current six-months as compared to 4.43% for the prior year comparable period, while rates paid on interest-bearing liabilities decreased 16 basis points to 1.47% for the current six months as compared to 1.63% for the prior year comparable period. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $113.1 million and $200.6 million in mortgage-backed securities, partially offset by decreases in other securities and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $1.7 million, or 47.7%, to $5.3 million for the six months ended June 30, 2011, as compared to $3.6 million for the six months ended June 30, 2010. This increase was primarily a result of a $1.5 million increase in gains on security sales, with $2.5 million in gains on security sales for the current six months as compared to $1.1 million for the comparable six months in 2010, a $148,000 increase in fees and service charges for customer services, and a $550,000 increase of income earned on bank owned life insurance, generated by increased cash surrender values, primarily resulting from higher levels of bank owned life insurance. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry. These increases were partially offset by a $409,000 other-than-temporary credit impairment charge recognized on two private label mortgage backed securities and a equity mutual fund and a decrease of $78,000 in other income.
Non-interest expense increased $2.0 million, or 11.1%, for the six months ended June 30, 2011, as compared to the six months ended June 30, 2010, due primarily to compensation and employee benefits expense increasing $1.2 million which resulted primarily from increases in employees related to additional branch and operations personnel, and to a lesser extent, salary adjustments effective January 1, 2011. Occupancy expense increased $440,000, or 18.5%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. Professional fees increased $214,000, over the same time period, primarily due to increased costs related to loan workouts.
The provision for loan losses was $3.1 million for the six months ended June 30, 2011; a decrease of $1.6 million, or 34.1%, from the $4.7 million provision recorded in the six months ended June 30, 2010. The decrease in the provision for loan losses in the current six months was due primarily to a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans, and decreased levels of delinquencies. During the six months ended June 30, 2011, the Company recorded net charge-offs of $1.4 million compared to net charge-offs of $1.0 million for the six months ended June 30, 2010.
The Company recorded income tax expense of $4.9 million and $4.2 million for the six months ended June 30, 2011, and 2010, respectively. The effective tax rate for the six months ended June 30, 2011, was 34.6%, as compared to 35.6% for the six months ended June 30, 2010. The decrease in the effective tax rate was primarily a result of an increase in bank owned life insurance income, partially offset by an increase in taxable income.
About Northfield Bank
Northfield Bank, founded in 1887, operates 21 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	June 30, 2011	December 31, 2010
Selected Financial Condition Data:
Total assets	$2,307,571	$2,247,167
Cash and cash equivalents	62,907	43,852
Trading securities	4,439	4,095
Securities available for sale, at estimated fair value	1,212,319	1,244,313
Securities held to maturity	4,421	5,060
Loans held for investment, net	902,564	827,591
Allowance for loan losses	(23,520)	(21,819)
Net loans held for investment	879,044	805,772
Non-performing loans(1)	58,017	60,890
Other real estate owned	118	171
Bank owned life insurance	76,292	74,805
Federal Home Loan Bank of New York stock, at cost	8,631	9,784

Borrowed funds	444,522	391,237
Deposits	1,448,569	1,372,842
Total liabilities	1,909,400	1,850,450
Total stockholders’ equity	$398,171	$396,717

Total shares outstanding	42,370,928	43,316,021

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Selected Operating Data:
Interest income	$22,438	$22,032	$44,436	$43,039
Interest expense	6,609	6,115	12,836	12,573

Net interest income before provision for loan losses	15,829	15,917	31,600	30,466
Provision for loan losses	1,750	2,798	3,117	4,728

Net interest income after provision for loan losses	14,079	13,119	28,483	25,738
Non-interest income	2,190	1,866	5,299	3,589
Non-interest expense	9,584	8,457	19,537	17,578

Income before income tax expense	6,685	6,528	14,245	11,749
Income tax expense	2,338	2,342	4,928	4,182

Net income	$4,347	$4,186	$9,317	$7,567

Basic earnings per share (2)	$0.11	$0.10	$0.23	$0.18

Diluted earnings per share (2)	$0.11	$0.10	$0.23	$0.18

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three				At or For the Six
	Months Ended				Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.75%		0.80%		0.82%		0.74%
Return on equity (ratio of net income to average equity)	4.40		4.23		4.74		3.86
Average equity to average total assets	17.04		19.01		17.35		19.11
Interest rate spread	2.65		2.91		2.70		2.80
Net interest margin	2.90		3.23		2.96		3.14
Efficiency ratio(4)	53.19		47.56		52.95		51.62
Non-interest expense to average total assets	1.65		1.62		1.72		1.71
Average interest-earning assets to average interest-bearing liabilities	121.46		125.70		121.92		125.97
Asset Quality Ratios:
Non-performing assets to total assets	2.52		2.39		2.52		2.39
Non-performing loans to total loans held for investment, net	6.43		6.66		6.43		6.66
Allowance for loan losses to non-performing loans	40.54		37.13		40.54		37.13
Allowance for loan losses to total loans	2.61		2.47		2.61		2.47
Annualized net charge-offs to total average loans	0.11		0.44		0.33		0.28
Provision for loan losses as a multiple of net charge-offs	7.14	x	3.40	x	2.20	x	4.64	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 40,599,400 and 41,417,662 average shares outstanding for the three months ended June 30, 2011, and June 30, 2010, respectively. Basic net income per common share is calculated based on 40,848,467 and 41,462,961 average shares outstanding for the six months ended June 30, 2011, and June 30, 2010, respectively. Diluted earnings per share is calculated based on 40,980,691 and 41,783,730 average shares outstanding for the three months ended June 30, 2011 and June 30, 2010, respectively. Diluted earnings per share is calculated based on 41,260,032 and 41,803,306 average shares outstanding for the six months ended June 30, 2011 and June 30, 2010, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended June 30,
	2011			2010
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans (5)	$876,389	$12,778	5.85%	$757,240	$12,098	6.41%
Mortgage-backed securities	1,128,099	8,675	3.08	888,469	8,243	3.72
Other securities	119,161	787	2.65	255,392	1,567	2.46
Federal Home Loan Bank of New York stock	10,104	121	4.80	6,475	63	3.90
Interest-earning deposits in financial institutions	52,652	77	0.59	68,078	60	0.35

Total interest-earning assets	2,186,405	22,438	4.12	1,975,654	22,031	4.47
Non-interest-earning assets	141,330			112,605

Total assets	2,327,735			2,088,259

Interest-bearing liabilities:
Savings, NOW, and money market accounts	700,613	1,164	0.67	670,371	1,265	0.76
Certificates of deposit	598,932	2,106	1.41	580,565	2,117	1.46

Total interest-bearing deposits	1,299,545	3,270	1.01	1,250,936	3,382	1.08
Borrowed funds	500,548	3,339	2.68	320,783	2,733	3.42

Total interest-bearing liabilities	1,800,093	6,609	1.47	1,571,719	6,115	1.56
Non-interest bearing deposit accounts	120,352			113,011
Accrued expenses and other liabilities	10,723			6,457

Total liabilities	1,931,168			1,691,187
Stockholders’ equity	396,567			397,072

Total liabilities and stockholders’ equity	2,327,735			2,088,259

Net interest income		$15,829			$15,916

Net interest rate spread (2)			2.65			2.91
Net interest-earning assets (3)	$386,312			$403,935

Net interest margin (4)			2.90%			3.23%
Average interest-earning assets to interest-bearing liabilities			121.46			125.70

(1)	Average yields and rates for the three months ended June 30, 2011, and 2010 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Six Months Ended June,
	2011			2010
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans (5)	$858,991	$25,252	5.93%	$745,891	$22,391	6.05%
Mortgage-backed securities	1,099,390	17,092	3.14	898,788	17,308	3.88
Other securities	134,822	1,757	2.63	241,014	3,068	2.57
Federal Home Loan Bank of New York stock	10,469	230	4.43	6,272	158	5.08
Interest-earning deposits in financial institutions	47,708	105	0.44	66,826	114	0.34

Total interest-earning assets	2,151,380	44,436	4.17	1,958,791	43,039	4.43
Non-interest-earning assets	134,861			111,381

Total assets	2,286,241			2,070,172

Interest-bearing liabilities:
Savings, NOW, and money market accounts	697,955	2,298	0.66	654,026	2,685	0.83
Certificates of deposit	570,312	3,989	1.41	584,598	4,649	1.60

Total interest-bearing deposits	1,268,267	6,287	1.00	1,238,624	7,334	1.19
Borrowed funds	496,276	6,549	2.66	316,315	5,239	3.34

Total interest-bearing liabilities	1,764,543	12,836	1.47	1,554,939	12,573	1.63
Non-interest bearing deposit accounts	115,346			111,335
Accrued expenses and other liabilities	9,706			8,278

Total liabilities	1,889,595			1,674,552
Stockholders’ equity	396,646			395,620

Total liabilities and stockholders’ equity	2,286,241			2,070,172

Net interest income		$31,600			$30,466

Net interest rate spread (2)			2.70			2.80
Net interest-earning assets (3)	$386,837			$403,852

Net interest margin (4)			2.96%			3.14%
Average interest-earning assets to interest-bearing liabilities			121.92			125.97

(1)	Average yields and rates for the six months ended June 30, 2011, and 2010 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.
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